UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
May 21, 2007
Date of report (Date of earliest event reported)
PepsiCo, Inc.
(Exact Name of Registrant as Specified in its Charter)
North Carolina
(State or other jurisdiction of incorporation)

1-1183	13-1584302
(Commission File Number)	(IRS Employer Identification No.)
700 Anderson Hill Road, Purchase, New York 10577
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (914) 253-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-4.1: INDENTURE
EX-4.2: FORM OF NOTE

Item 1.01 Entry into a Material Definitive Agreement.
On May 21, 2007, PepsiCo, Inc. (the “Company”) entered into an Indenture with The Bank of New York, as Trustee (the “Indenture”), and issued $1 billion aggregate principal amount of 5.15% senior unsecured notes due 2012 (the “Notes”).
The Notes will bear interest at the rate of 5.15% per year, with interest payable on May 15 and November 15 of each year, beginning on November 15, 2007. The Notes will mature on May 15, 2012. The Notes will be unsecured obligations of the Company and will rank equally with all of the Company’s unsecured senior indebtedness. The Notes will not be redeemable. The Indenture also contains customary event of default provisions.
The public offering price of the Notes was 99.953% of the principal amount. The Company received net proceeds of approximately $995.5 million and intends to use such net proceeds primarily for general corporate purposes and also to repay existing short-term indebtedness incurred in connection with the repayment of $500 million of indebtedness bearing interest at 3.2% per annum, which matured May 15, 2007.
The Notes were offered and sold pursuant to the Company’s automatic shelf registration statement, on Form S-3 (Registration No. 333-133735), filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2006. The Company has filed with the SEC a prospectus supplement, dated May 16, 2007, together with the accompanying prospectus, dated May 2, 2006, relating to the offering and sale of the Notes.
The above description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture and form of Note, each of which is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
4.1	Indenture dated May 21, 2007 between the Company and The Bank of New York, as trustee

4.2	Form of Note

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2007		PepsiCo, Inc.

	By:	/s/ Thomas H. Tamoney, Jr.

Thomas H. Tamoney, Jr.
Vice President, Deputy General Counsel and
Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Indenture dated May 21, 2007 between the Company and The Bank of New York, as trustee

4.2	Form of Note